Exhibit 10.2

EIGHTH AMENDMENT

TO

AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is entered into as of April 12, 2005, by and between COMERICA BANK (“Bank”) and AVANEX CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Revolving Credit and Security Agreement dated as of July 10, 2000 (as amended from time to time, including without limitation that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of August 24, 2000, that certain Second Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of January 2, 2001, that certain Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of July 19, 2001, that certain Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of September 26, 2002, that certain Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of June 18, 2003, that certain Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of December 31, 2003, and that certain Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of February 28, 2005, together with any related agreements, the “Agreement”). Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.	Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.	Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

A.	The last sentence of Section 2.2.2 of the Agreement is hereby amended and restated to read as follows:

“Except in Bank’s discretion, the amount of all Letter of Credit Obligations shall not at any time exceed Six Million Dollars ($6,000,000).”

B.	A new Section 2.19 is hereby added to the Agreement to read as follows:

“2.19 Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit or Foreign Exchange Contracts by the Termination Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit or Foreign Exchange Contracts. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Foreign Exchange Contracts are outstanding or continue.”

C.	Section 8.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“8.5 Minimum Cash Balance. Borrower shall maintain a minimum balance of Unrestricted Cash (as defined herein) of Thirty Million Dollars ($30,000,000) at all times (the “Minimum Cash Balance”), and Twelve Million Dollars ($12,000,000) (the “Restricted Amount”) of the Minimum Cash Balance shall be maintained in Borrower’s account #48-01-100-0810172 with Munder Capital, also known as the Comerica Bank (Institutional Trust Department) (the “Restricted Account”), which Restricted Account is subject to a Securities Account Control Agreement dated June 18, 2003 (as amended from time to time, the “Control Agreement”). Amounts maintained by the Borrower in its account #48-01-100-0660490 with Munder Capital shall not be subject to the Control Agreement. Bank shall promptly provide Borrower with a copy of all notices delivered by Bank to Munder Capital with respect to the Control Agreement provided that any failure to provide such notice shall not constitute a failure by Bank to comply with the terms of this Agreement or the Loan Documents. In the event that the Revolving Credit terminates pursuant to Section 2.8 of the Agreement and Borrower has paid all principal, all accrued interest, all Bank Expenses and all Obligations owing by Borrower to Bank under the Loan Documents (except for Letter of Credit Obligations of Borrower to Bank with respect to Letters of Credit for which Borrower has provided cash security to Bank in an amount equal to any undrawn amounts under such issued and outstanding Letters of Credit including applicable fees and costs), and Bank has no further obligation to make any credit extensions to Borrower (except pursuant to issued and outstanding Letters of Credit), and Borrower provides Bank with cash security maintained with Bank to secure all obligations under any issued and outstanding Letters of Credit (as required pursuant to Section 2.2.5 of the Agreement) issued under the Agreement or the Loan Documents in an amount equal to any undrawn amounts under such issued and outstanding Letters of Credit including applicable fees and costs, then the Restricted Amount shall no longer be subject to the Control Agreement and Bank and Bank’s Affiliates shall no longer have a security interest in the Restricted Account. “Unrestricted Cash” as used herein means domestic cash and cash equivalents, plus domestic short-term investments, plus domestic long-term investments (including long-term investments at Munder Capital), minus trade accounts payable, and minus the current portion of restructuring charges.”

D.	Exhibit C to the Agreement is hereby deleted and replaced with the attached Exhibit C.

III.	Legal Effect

A.	The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.	Borrower is in violation of Section 8.5 (Minimum Cash Balance) of the Agreement, which requires Borrower to maintain a minimum balance of Unrestricted Cash of

$50,000,000.00 at all times, because as of December 31, 2004, Borrower’s balance of Unrestricted Cash was $34,600,000.00 (the “Violation”). Bank hereby waives the Violation. This waiver is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by Borrower in favor of Bank. The Bank may still exercise its rights or any other or further rights against Borrower because of any other breach not waived above.

C.	Borrower understands and agrees that in modifying the existing indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Agreement remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of Agreement, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

D.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV.	Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect. The effectiveness of this Agreement is conditioned upon receipt by Bank of this Amendment, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

A.	This Amendment, duly executed by Borrower;

B.	Borrower’s payment of all legal fees and other expenses incurred by Bank in connection with this Amendment; and

C.	Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement as of the first date above written.

AVANEX CORPORATION

By:	/s/ L. Reddick
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/

Title:

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